GOVERNANCE COMMITTEE CHARTER
A. Composition. The Governance Committee shall be composed entirely of Directors who are “independent” as defined in the rules of the New York Stock Exchange (“NYSE”) and the NASDAQ Stock Market, Inc. (“NASDAQ”) or any other exchange, as applicable, and are not “interested persons” as defined in the Investment Company Act of 1940 of any of the funds, or of any fund’s investment adviser or principal underwriter (the “Independent Directors”) who are designated for membership from time to time by the Board of Directors. The Chairman of the Board shall be a member of the Governance Committee.
B. Overview. The overall charter of the Governance Committee is to make recommendations to the Board on issues related to corporate governance applicable to the Independent Directors and to the composition and operation of the Board, and to assume duties, responsibilities and functions to recommend nominees to the Board, together with such additional duties, responsibilities and functions as are delegated to it from time to time.
C. Specific Responsibilities. The Governance Committee shall have the following duties and powers, to be exercised at such times and in such manner as the Committee shall deem necessary or appropriate:
1. Except where the funds are legally required to nominate individuals recommended by others, to recommend to the Board of Directors individuals for nomination to serve as Directors.
2. To consider, as it deems necessary or appropriate, the criteria for persons to fill existing or newly created Director vacancies. The Governance Committee shall use the criteria and principles set forth in Annex A to guide its Director selection process.
3. To consider and recommend the amount of compensation to be paid by the funds to the Independent Directors, including incremental amounts, if any, payable to Committee Chairmen, and to address compensation-related matters.
4. To consider and recommend the duties and compensation of the Chairman of the Board.
5. To consider and recommend changes to the Board regarding the size, structure, and composition of the Board.
6. To evaluate, from time to time, the retirement policies for the Independent Directors.
7. To develop and recommend to the Board guidelines for corporate governance (“Corporate Governance Guidelines”) for the funds that take into account the rules of the NYSE and any applicable law or regulation, and to periodically review and assess the Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.
8. To monitor all expenditures of the Board or the Committees or the Independent Directors not otherwise incurred and/or monitored by a particular Committee, including, but not limited to: legal, consulting, and D&O insurance costs; association dues, including Investment Company Institute membership dues; meeting expenditures and policies relating to reimbursement of travel expenses and expenses associated with offsite meetings; expenses associated with Director attendance at educational or informational conferences; and publication expenses.
9. To consider, evaluate and make recommendations and necessary findings regarding independent legal counsel and any other advisers, experts or consultants, that may be engaged by the Board of Directors, by the Directors who are not “interested persons” as defined in the Investment Company Act of 1940 of any of the funds or any fund’s investment adviser or principal underwriter, or by the Governance Committee, from time to time, other than as may be engaged directly by another Committee.

10. To periodically review the Board’s committee structure and the charters of the Board’s committees, and recommend to the Board of Directors changes to the committee structure and charters as it deems appropriate.
11. To coordinate and administer an annual self-evaluation of the Board, which will include, at a minimum, a review of its effectiveness in overseeing the number of funds in the fund complex and the effectiveness of its committee structure.
12. To report its activities to Board of Directors and to make such recommendations with respect to the matters described above and other matters as the Governance Committee may deem necessary or appropriate.
D. Additional Responsibilities. The Committee will also perform other tasks assigned to it from time to time by the Chairman of the Board or by the Board of Directors, and will report findings and recommendations to the Board of Directors, as appropriate.
E. Governance. One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling meetings or reviewing and approving the schedule for them, preparing agendas or reviewing and approving them before meetings, and making reports to the Board of Directors, as appropriate.
F. Miscellaneous. The Committee shall meet as often as it deems appropriate, with or without management, as circumstances require. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other advisers, experts or consultants, at the funds’ expense, as it determines necessary to carry out its duties. The Committee shall have direct access to such officers of and service providers to the funds as it deems desirable.
G. Review. The Committee shall review this Charter periodically and recommend such changes to the Board of Directors as it deems desirable.
ANNEX A
General Criteria
1. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
2. Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the funds and should be willing and able to contribute positively to the decision-making process of the funds.
3. Nominees should have a commitment to understand the funds, and the responsibilities of a Director/director of an investment company and to regularly attend and participate in meetings of the Board and its committees.
4. Nominees should have the ability to understand the sometimes conflicting interests of the various constituencies of the funds, including shareholders and the management company, and to act in the interests of all shareholders.
5. Nominees should not have, nor appear to have, a conflict of interest that would impair their ability to represent the interests of all the shareholders and to fulfill the responsibilities of a director/Director.
Application of Criteria to Existing Directors

The renomination of existing Directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above. In addition, the Governance Committee shall consider the existing Director’s performance on the Board and any committee.
Review of Shareholder Nominations
Any shareholder nomination must be submitted in compliance with all of the pertinent provisions of Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered by the Governance Committee. In evaluating a nominee recommended by a shareholder, the Governance Committee, in addition to the criteria discussed above, may consider the objectives of the shareholder in submitting that nomination and whether such objectives are consistent with the interests of all shareholders. If the Board determines to include a shareholder’s candidate among the slate of its designated nominees, the candidate’s name will be placed on the funds’ proxy card. If the Board determines not to include such candidate among its designated nominees, and the shareholder has satisfied the requirements of Rule 14a-8, the shareholder’s candidate will be treated as a nominee of the shareholder who originally nominated the candidate. In that case, the candidate will not be named on the proxy card distributed with the funds’ proxy statement.
As long as an existing Independent Director continues, in the opinion of the Governance Committee, to satisfy the criteria listed above, the Committee generally would favor the re-nomination of an existing Director rather than a new candidate. Consequently, while the Governance Committee will consider nominees recommended by shareholders to serve as Directors, the Governance Committee may only act upon such recommendations if there is a vacancy on the Board, or the Governance Committee determines that the selection of a new or additional Director is in the best interests of the fund. In the event that a vacancy arises or a change in Board membership is determined to be advisable, the Governance Committee will, in addition to any shareholder recommendations, consider candidates identified by other means, including candidates proposed by members of the Governance Committee. The Governance Committee may retain a consultant to assist the Committee in a search for a qualified candidate.